UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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Guggenheim Enhanced Equity Strategy Fund

(Name of Registrant As Specified in its Agreement and Declaration of Trust)

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GGE Announces Adjournment of Annual Shareholder Meeting

Lisle, IL – August 30, 2011 – (NYSE: GGE) Guggenheim Enhanced Equity Strategy Fund (the “Fund”) announces that the annual meeting of shareholders of the Fund held on August 30, 2011, has been adjourned to September 8, 2011, at 10:00 a.m. (Central time) to provide shareholders who have not yet cast their vote with additional time to do so.  The proposals to be voted on at the meeting are (1) approval of a new investment sub-advisory agreement among the Fund, Guggenheim Funds Investment Advisors, LLC, and Guggenheim Partners Asset Management, LLC, and (2) election of a Class I Trustee. The reconvened annual meeting will be held at the offices of the Fund at 2455 Corporate West Drive, Lisle, IL 60532.  Shareholders who have already voted do not need to recast their votes.

Guggenheim Funds Distributors, Inc. and its affiliates, including Guggenheim Funds Investment Advisors, LLC, the Fund’s investment adviser, (together, “Guggenheim Funds”) offer strategic investment solutions for financial advisors and their valued clients. As an innovator in exchange-traded funds (ETFs), unit investment trusts (UITs) and closed-end funds (CEFs), Guggenheim Funds often leads its peers with creative investment strategy solutions. Guggenheim Funds provides supervision, management or servicing of assets with a commitment to consistently delivering exceptional service.

Guggenheim Partners Asset Management, LLC (“GPAM”), the Fund’s interim investment sub-adviser, is an investment manager specializing in innovative investment strategies that aim to add incremental returns relative to benchmarks in both up and down markets. GPAM's investment philosophy is predicated upon the belief that thorough research and independent thought are rewarded with performance that has the potential to outperform benchmark indices with both lower volatility and lower correlation of returns over time as compared to such benchmark indices.

Guggenheim Funds and GPAM are indirect subsidiaries of Guggenheim Partners, LLC, a global, diversified financial services firm with more than $100 billion in assets under management and supervision. Guggenheim Partners, LLC, through its affiliates, provides investment management, investment advisory, insurance, investment banking, and capital markets services. The firm is headquartered in Chicago and New York with a global network of offices throughout the United States, Europe, and Asia.

This information does not represent an offer to sell securities of the Fund and it is not soliciting an offer to buy securities of the Fund. There can be no assurance that the Fund will achieve its investment objective. The net asset value of the Fund will fluctuate with the value of the underlying securities. It is important to note that closed-end funds trade on their market value, not net asset value, and closed-end funds often trade at a discount to their net asset value. Past performance is not indicative of future performance.

This information does not represent an offer to sell securities of the Fund and it is not soliciting an offer to buy securities of the Fund, nor is it a solicitation of any proxy. There can be no assurance that the Fund will achieve its investment objective Past performance is not indicative of future performance. An investment in the Fund is subject to certain risks and other considerations. Such risks and considerations include, but are not limited to: Equity Securities and Related Market Risk, Other Investment Companies Risk, Options Risk, Other Derivatives Risk, Counterparty Risk, Medium and Smaller Company Risk, Financial Leverage Risk, Foreign Investment Risk, Inflation/Deflation Risk, Management Risk, Portfolio Turnover Risk, Recent Market Developments Risk, Government Intervention in Financial Markets Risk, Legislation Risk, Market Disruption and Geopolitical Risk and Anti-Takeover Provisions Risk.

Investors should consider the investment objectives and policies, risk considerations, charges and expenses of the Fund carefully before they invest. For this and more information, please contact a securities representative or Guggenheim Funds Distributors, Inc., 2455 Corporate West Drive, Lisle, Illinois 60532, 800-345-7999.

Media Inquiries:
William T. Korver
Guggenheim Funds Distributors, Inc.
630.505.3700
William.Korver@guggenheimfunds.com

Member FINRA/SIPC (8/11)

NOT FDIC-INSURED | NOT BANK-GUARANTEED | MAY LOSE VALUE